NEWS	Contact: Loren Singletary (713) 346-7807

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO PROVIDES OPERATIONAL UPDATE FOR THE FIRST QUARTER 2019

HOUSTON, TX, April 12, 2019 — National Oilwell Varco, Inc. (NYSE: NOV) today announced that it expects to report first quarter 2019 revenues of $1.94 billion, which is below prior expectations.

“The severity of the decline in demand for oilfield equipment resulting from the sharp fall in oil prices during late 2018, further compounded by capital austerity that has taken hold in upstream oil and gas markets, was greater than we expected,” commented Clay Williams, Chairman, President and CEO. “Market weakness was particularly acute among our oilfield service company customers resulting in a disproportionate impact to our Completion & Production Solutions segment; however, all three operating segments will report results below prior expectations.  On a consolidated basis we expect to report a GAAP operating loss of approximately $48 million and Adjusted EBITDA of approximately $140 million.”

“The price of oil has steadily improved since the beginning of 2019, slowly inspiring greater confidence among our North American customers, while international and offshore markets continue to exhibit steady signs of improvement. These dynamics translated into order intake that accelerated through the quarter and resulted in a sequential increase in bookings. Notwithstanding our expectations for market conditions and our financial results to improve as we progress through 2019, the outlook remains opaque. Therefore, we will be undertaking new initiatives throughout 2019 to align our cost structure with the current market environment.”

The Company is finalizing its financial close process for the first quarter 2019 and will provide complete results in a press release issued after the market closes on Thursday, April 25. NOV will hold its first quarter 2019 conference call on Friday, April 26 at 10 a.m. (Central Time). The call will be webcast live on www.nov.com/investors.

About NOV

National Oilwell Varco (NYSE: NOV) is a leading provider of technology, equipment, and services to the global oil and gas industry that supports customers’ full-field drilling, completion, and production needs. Since 1862, NOV has pioneered innovations that improve the cost-effectiveness, efficiency, safety, and environmental impact of oil and gas operations. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Adjusted EBITDA is operating loss of approximately $48 million, plus depreciation and amortization of $177 million and other items of $11 million. The Company discloses Adjusted EBITDA in its periodic earnings press releases and other public disclosures to provide investors additional information about the results of ongoing operations and uses it internally to evaluate and manage the business. Adjusted EBITDA is not intended to replace GAAP financial measures.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.